ImmuCell Announces Financial Results for Third Quarter and First Nine Months of 2006

PORTLAND, ME -- 10/19/2006 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and nine month periods ended September 30, 2006.

For the three months ended September 30, 2006, product sales increased by 35%, or $276,000, to $1,059,000, in comparison to the same period in 2005. For the nine months ended September 30, 2006, product sales increased by 6%, or $187,000, to $3,246,000, in comparison to the same period in 2005.

"The increase in product sales is attributable principally to growth of our lead product, First Defense®," commented Michael F. Brigham, president and CEO. "Our lead new product opportunity, Mast Out®, is being developed under a product development and marketing agreement with Pfizer Animal Health."

Net income per diluted share increased by $0.02 to $0.06 during the three month period ended September 30, 2006 and by $0.01 to $0.16 during the nine month period ended September 30, 2006, compared to the same periods in 2005. The Company recognized net income of $171,000 for the three months ended September 30, 2006, compared to net income of $109,000 during the same period in 2005. For the nine months ended September 30, 2006, the Company recognized net income of $492,000, compared to net income of $448,000 during the same period in 2005.

The Company's cash, cash equivalents and short-term investments increased by 26%, or $1,352,000, to $6,502,000 at September 30, 2006, as compared to $5,150,000 at December 31, 2005. Stockholders' equity increased by 8%, or $654,000, to $9,211,000 at September 30, 2006, as compared to $8,558,000 at December 31, 2005. The Company had 2,906,000 shares of common stock outstanding as of September 30, 2006.

                                              (Unaudited)     (Unaudited)
                                             Three Months     Nine Months
                                                 Ended           Ended
                                             September 30,   September 30,
                                            --------------- ---------------
(In thousands, except per share amounts)      2006    2005    2006    2005
                                            ------- ------- ------- -------
Revenues:
Product sales                               $ 1,059 $   783 $ 3,246 $ 3,060
Other revenues                                  134     252     332     555
                                            ------- ------- ------- -------
Total revenues                                1,193   1,035   3,578   3,615

Cost and expenses:
Product costs                                   466     267   1,361   1,178
Research and development expenses               237     358     702     925
Selling, general and administrative
 expenses                                       272     266     872     852
                                            ------- ------- ------- -------
Total costs and expenses                        975     891   2,935   2,955
                                            ------- ------- ------- -------

Net operating income                            218     144     643     660

Interest and other income                        73      41     189      94
                                            ------- ------- ------- -------

Income before income taxes                      291     185     832     754
Income tax expense                              120      76     340     306
                                            ------- ------- ------- -------
Net income                                  $   171 $   109 $   492 $   448
                                            ======= ======= ======= =======

Net income per common share:
Basic                                       $  0.06 $  0.04 $  0.17 $  0.16
Diluted                                     $  0.06 $  0.04 $  0.16 $  0.15

Weighted average common shares outstanding:
Basic                                         2,910   2,847   2,885   2,815
Diluted                                       3,054   3,024   3,050   2,993

                                                               (Unaudited)
                                                 At December   At September
                                                   31, 2005      30, 2006
                                                 ------------  ------------
(In thousands)
Cash, cash equivalents and short-term
 investments                                     $      5,150  $      6,502
Total assets                                            9,955        11,162
Net working capital                                     6,091         7,045
Stockholders’ equity                             $      8,558  $      9,211
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106